Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-221324 and 333-221324-01

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying market measure supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated April 2, 2019

PRICING SUPPLEMENT No. 66 dated April , 2019

(To Market Measure Supplement dated May 18, 2018,

Prospectus Supplement dated May 18, 2018

and Prospectus dated February 26, 2019)

Wells Fargo Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Wells Fargo & Company Equity Index Linked Securities
Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024
■	Linked to the S&P 500® Index
■	The securities are redeemable debt securities of Wells Fargo Finance LLC that, unlike ordinary debt securities, do not provide for fixed payments of interest and do not repay a fixed amount of principal at stated maturity. Whether the securities pay a contingent coupon, the amount of such contingent coupon and whether you are repaid the original offering price of your securities at stated maturity (if Wells Fargo Finance LLC does not exercise its redemption right) will depend in each case on the performance of the Index
■	Variable Contingent Coupon. The securities will pay a contingent coupon on a monthly basis until the earlier of stated maturity or early redemption, at a variable coupon rate that may be as high as the maximum coupon rate of at least 5.40% per annum (to be determined on the pricing date) or as low as 0% per annum, depending on the number of observation days during the relevant monthly observation period on which the closing level of the Index is greater than or equal to the threshold level. Interest will accrue on the securities with respect to an observation day during an observation period only if the closing level of the Index on that observation day is greater than or equal to the threshold level. If, on any observation day during an observation period, the closing level of the Index is less than the threshold level, no interest will accrue with respect to that day. Accordingly, depending on the number of observation days during an observation period on which the closing level of the Index is less than the threshold level, the contingent coupon payment could be paid at a rate that is less, and possibly significantly less, than the maximum coupon rate. If, on each observation day during an observation period, the closing level of the Index is less than the threshold level, you will not receive any contingent coupon for that month. It is possible that the securities will pay little or no interest for extended periods of time or even throughout the entire term of the securities. See “Hypothetical Contingent Coupon Payments” for more information about how the amount of the contingent coupon payment is calculated
■	Optional Redemption. Wells Fargo Finance LLC may, at its option, redeem the securities on any contingent coupon payment date beginning approximately one year after issuance. If Wells Fargo Finance LLC elects to redeem the securities prior to maturity, you will receive the original offering price plus a final contingent coupon payment, if any
■	Potential Loss of Principal. If Wells Fargo Finance LLC does not redeem the securities prior to stated maturity, you will receive the original offering price at stated maturity if, and only if, the closing level of the Index on the final observation day is greater than or equal to the threshold level. If the closing level of the Index on the final observation day is less than the threshold level, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15%
■	The threshold level is equal to 85% of the starting level
■	If the securities are not redeemed prior to stated maturity, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15% and may lose up to 85% of the original offering price, but you will not participate in any appreciation of the Index and will not receive any dividends on securities included in the Index
■	All payments on the securities are subject to credit risk, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment
■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated value of the securities is approximately $948.32 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $928.32 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-11.

The securities are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying market measure supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo Finance LLC
Per Security	$1,000.00	$36.00	$964.00
Total
(1)	Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Terms of the Securities

Issuer:		Wells Fargo Finance LLC.
Guarantor:		Wells Fargo & Company.
Market Measure:		S&P 500® Index (the “Index”).
Pricing Date:		April 25, 2019.*
Issue Date:		April 30, 2019.* (T+3)
Original Offering Price:		$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Contingent Coupon Payment:		On each contingent coupon payment date, you will receive a contingent coupon payment, if any, at a per annum rate equal to the variable coupon rate applicable to the observation period immediately preceding such contingent coupon payment date. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × variable coupon rate)/12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

The “variable coupon rate” applicable to an observation period will be determined as follows:

	Maximum Coupon Rate	× Number of accrual days during such observation period
Number of observation days during such observation period
If the number of accrual days in a given observation period is less than the number of observation days in that observation period, the applicable variable coupon rate for that observation period will be less than, and possibly significantly less than, the maximum coupon rate. If there are no accrual days in a given observation period, the applicable variable coupon rate will be 0%, and you will not receive any contingent coupon payment for that month. It is possible that the securities will pay little or no interest for extended periods of time or even throughout the entire term of the securities. See “Hypothetical Contingent Coupon Payments” for more information about how the amount of the contingent coupon payment is calculated.
Accrual Day:		An “accrual day” is an observation day on which the closing level of the Index is greater than or equal to the threshold level.
Maximum Coupon Rate:		The “maximum coupon rate” will be determined on the pricing date and will be at least 5.40% per annum. However, the actual contingent coupons, if any, will be paid at the variable coupon rate determined as set forth under “Contingent Coupon Payment” above.
Contingent Coupon Payment Dates:		Monthly, on the third business day following each observation period end-date (as each such observation period end-date may be postponed pursuant to “Additional Terms of the Securities—Postponement of Observation Days and Observation Period End-Dates” herein), provided that the contingent coupon payment date with respect to the final observation day will be the stated maturity date.

If a contingent coupon payment date is postponed as the result of the occurrence of a non-trading day or a market disruption event on the immediately preceding scheduled observation period end-date, the contingent coupon payment, if any, due on that contingent coupon payment date will be made on that contingent coupon payment date as so postponed with the same force and effect as if it had been made on the originally scheduled contingent coupon payment date, that is, with no additional interest accruing or payable as a result of the postponement.

PRS-2

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Observation Periods and Observation Days:

An “observation period” will consist of the observation days from but excluding a scheduled observation period end-date to and including the following scheduled observation period end-date; provided that the first observation period will consist of the observation days from but excluding the pricing date to and including the first scheduled observation period end-date. An “observation day” is a day in an observation period that is a trading day.

Each observation day during an observation period is subject to postponement due to market disruption events as described under “Additional Terms of the Securities—Postponement of Observation Days and Observation Period End-Dates” herein. For the avoidance of doubt, if a market disruption event occurs on or is continuing on or a non-trading day occurs on an observation day that is a scheduled observation period end-date, that observation period end-date and the corresponding contingent coupon payment date will be postponed as described herein; however, the subsequent observation period will commence on such originally scheduled observation period end-date (that is, the postponement of an observation period end-date at the end one observation period due to the occurrence or continuation of a market disruption event or non-trading day will not change the commencement date of the succeeding observation period).

In addition, if a market disruption event occurs and is continuing on successive observation days, and, as a result, more than one observation day is deemed to occur on a single trading day, each such observation day as so postponed will be counted independently in determining the number of observation days in the applicable observation period for purposes of calculating the variable coupon rate.

Observation Period End-Dates:	Monthly, on the 25th day of each month commencing May 2019 and ending April 2024.* We refer to April 25, 2024* as the “final observation day.” If any observation period end-date is not a trading day, such observation period end-date will be postponed to the next succeeding trading day. An observation period end-date is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Postponement of Observation Days and Observation Period End-Dates.”
Optional Redemption:

Wells Fargo Finance LLC may, at its option, redeem the securities, in whole but not in part, on any optional redemption date. If Wells Fargo Finance LLC elects to redeem the securities prior to stated maturity, you will be entitled to receive on the applicable optional redemption date a cash payment per security in U.S. dollars equal to the original offering price per security plus a final contingent coupon payment, if any.

If Wells Fargo Finance LLC elects to redeem the securities on an optional redemption date, Wells Fargo Finance LLC will give you notice on or before the observation period end-date immediately preceding that optional redemption date. Any redemption of the securities will be at Wells Fargo Finance LLC’s option and will not automatically occur based on the performance of the Index.

If the securities are redeemed, they will cease to be outstanding on the applicable optional redemption date and you will have no further rights under the securities after that date.

Optional Redemption Dates:

Monthly, beginning approximately one year after the issue date, on the contingent coupon payment dates following each observation period end-date scheduled to occur from April 2020 to March 2024, inclusive.

Stated Maturity Date:	April 30, 2024*. If the final observation day is postponed, the stated maturity date will be the later of (i) April 30, 2024* and (ii) three business days after the final observation day as postponed. See “Additional Terms of the Securities—Postponement of Observation Days and Observation Period End-Dates” herein. If the stated maturity date is not a business day, the payment to be made on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

__________________

*To the extent that we make any change to the expected pricing date or expected issue date, the observation period end-dates and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Maturity Payment Amount:

If Wells Fargo Finance LLC does not redeem the securities prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to the final contingent coupon payment, if any). The “maturity payment amount” per security will equal:

•

if the ending level is greater than or equal to the threshold level: $1,000; or

•

if the ending level is less than the threshold level: $1,000 minus:

If Wells Fargo Finance LLC does not redeem the securities prior to stated maturity and the ending level is less than the threshold level, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Index but, if the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15%.

All calculations with respect to the maturity payment amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the maturity payment amount will be rounded to the nearest cent, with one-half cent rounded upward.

Closing Level:	The “closing level” of the Index on any trading day means the official closing level of the Index reported by the index sponsor on such trading day, as obtained by the calculation agent on such trading day from the licensed third-party market data vendor contracted by the calculation agent at such time; in particular, taking into account the decimal precision and/or rounding convention employed by such licensed third-party market data vendor on such date. Currently, the calculation agent obtains market data from Thomson Reuters Ltd., but the calculation agent may change its market data vendor at any time without notice. The foregoing provisions of this definition of “closing level” are subject to the provisions set forth below under “Additional Terms of the Securities—Market Disruption Events,” “—Adjustments to the Index” and “—Discontinuance of the Index.”
Starting Level:	, the closing level of the Index on the pricing date.
Ending Level:	The “ending level” will be the closing level of the Index on the final observation day.
Threshold Level:	, which is equal to 85% of the starting level.
Calculation Agent:	Wells Fargo Securities, LLC
No Listing:	The securities will not be listed on any securities exchange or automated quotation system.
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations.”
Agent:

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $36.00 per security.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount or concession received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	95001H4T5

PRS-4

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Additional Information about the Issuer, the Guarantor and the Securities

You should read this pricing supplement together with the market measure supplement dated May 18, 2018, the prospectus supplement dated May 18, 2018 and the prospectus dated February 26, 2019 for additional information about the securities. When you read the accompanying market measure supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated April 27, 2018, or to any sections therein, should refer instead to the accompanying prospectus dated February 26, 2019 or to the corresponding sections of such prospectus, as applicable. Information included in this pricing supplement supersedes information in the market measure supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the market measure supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Market Measure Supplement dated May 18, 2018:

https://www.sec.gov/Archives/edgar/data/72971/000119312518167616/d593569d424b2.htm

•	Prospectus Supplement dated May 18, 2018:

https://www.sec.gov/Archives/edgar/data/72971/000119312518167593/d523952d424b2.htm

•	Prospectus dated February 26, 2019:

https://www.sec.gov/Archives/edgar/data/72971/000138713119001442/wf-424b2_022619.htm

PRS-5

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Estimated Value of the Securities

The original offering price of each security of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described below and is used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the securities. This rate is used for purposes of determining the estimated value of the securities since we expect secondary market prices, if any, for the securities that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the securities based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the securities, for the same reason.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the

PRS-6

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

PRS-7

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Investor Considerations

We have designed the securities for investors who:

■	seek an investment with contingent monthly coupon payments, if any, on the contingent coupon payment dates until the earlier of stated maturity or early redemption payable at a variable coupon rate depending on the number of observation days during the immediately preceding observation period on which the closing level of the Index is greater than or equal to the threshold level;
■	understand that if we do not exercise our redemption right and the Index declines by more than 15% from the starting level to the ending level, they will receive less, and possibly 85% less, than the original offering price per security at maturity;
■	are willing to accept the risk that they may receive a contingent coupon payment at a variable rate that is significantly less than the maximum coupon rate of at least 5.40% per annum (to be determined on the pricing date) or no contingent coupon payment at all on one or more, or all, monthly contingent coupon payment dates over the term of the securities;
■	understand that we may redeem the securities prior to stated maturity at our option beginning approximately one year after issuance and that it is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities;
■	are willing to forgo participation in any appreciation of the Index and dividends on securities included in the Index; and
■	are willing to hold the securities to maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;
■	require full payment of the original offering price of the securities at stated maturity;
■	seek a security with a fixed term;
■	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;
■	are unwilling to accept the risk that the closing level of the Index may decline by more than 15% from the starting level to the ending level;
■	seek certainty of current income over the term of the securities;
■	seek exposure to the upside performance of the Index;
■	are unwilling to accept the risk of exposure to the large capitalization segment of the United States equity market;
■	are unwilling to accept the credit risk of Wells Fargo Finance LLC and Wells Fargo & Company; or
■	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-8

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Determining Payment On A Contingent Coupon Payment Date And At Maturity

Unless we have previously redeemed the securities, on each monthly contingent coupon payment date, you will receive a contingent coupon payment at the variable coupon rate applicable to the immediately preceding monthly observation period. The variable coupon rate payable on a contingent coupon payment date may be as high as the maximum coupon rate of at least 5.40% per annum (to be determined on the pricing date) or as low as 0% per annum, depending on the number of observation days during the immediately preceding monthly observation period on which the closing level of the Index is greater than or equal to the threshold level. If the closing level of the Index is less than the threshold level on every observation day during an observation period, you will not receive any contingent coupon for that month. See “Hypothetical Contingent Coupon Payments” for more information about how the amount of the contingent coupon payment is calculated.

On the stated maturity date, if we have not redeemed the securities prior to the stated maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the maturity payment amount) calculated as follows:

PRS-9

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final contingent coupon payment, if any), assuming the securities have not been redeemed prior to the stated maturity date. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your securities to stated maturity.

PRS-10

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Risk Factors

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying market measure supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If We Do Not Redeem The Securities Prior To Stated Maturity And The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on your securities at stated maturity. If we do not exercise our right to redeem the securities prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the original offering price per security, depending on the closing level of the Index on the final observation day.

If the ending level is less than the threshold level, the maturity payment amount will be reduced by an amount equal to the decline in the level of the Index to the extent it is below the threshold level (expressed as a percentage of the starting level). The threshold level is 85% of the starting level. As a result, you may receive less, and possibly 85% less, than the original offering price per security at stated maturity, even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Even if the ending level is greater than the threshold level, the maturity payment amount will not exceed the original offering price, and your yield on the securities, taking into account any contingent coupon payments you may have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo Finance LLC or another issuer with a similar credit rating.

The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive A Contingent Coupon Payment At A Variable Rate That Is Significantly Less Than The Maximum Coupon Rate, Or No Contingent Coupon Payment At All, On One Or More Monthly Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

On a given monthly contingent coupon payment date, the contingent coupon payment you receive, if any, will depend on the number of accrual days during the preceding observation period. Accrual days are the observation days during the preceding observation period on which the closing level of the Index is greater than or equal to the threshold level. That is, interest will accrue on the securities with respect to an observation day during an observation period only if the closing level of the Index on that observation day is greater than or equal to the threshold level. If, on any observation day during an observation period, the closing level of the Index is less than the threshold level, no interest will accrue with respect to that day. If the number of accrual days in a given observation period is less than the number of observation days in that observation period, the applicable variable coupon rate for that observation period will be less than, and possibly significantly less than, the maximum coupon rate of at least 5.40% per annum (to be determined on the pricing date). If there are no accrual days in a given observation period, the applicable variable coupon rate will be 0%, and you will not receive any contingent coupon payment for that month. Accordingly, there can be no assurance that you will receive a contingent coupon payment on any contingent coupon payment date or that any contingent coupon payment you do receive will be calculated at the maximum coupon rate. It is possible that the securities will pay little or no interest for extended periods of time or even throughout the entire term of the securities.

You May Be Exposed To The Decline In The Index, But Will Not Participate In Any Positive Performance Of The Index.

Even though you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15% if the ending level is below the threshold level, you will not participate in any increase in the level of the Index over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the level of the Index.

Higher Maximum Coupon Rates Are Associated With Greater Risk.

The securities offer contingent coupon payments at a potentially higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential contingent coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may receive a contingent coupon payment at a variable rate that is significantly less than the maximum coupon rate or no contingent coupon payment at all on one or more, or all, monthly contingent coupon payment dates and the risk that you may lose a substantial portion, and possibly up to 85%, of the original offering price per security at maturity. The volatility of the Index is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the level of the Index, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Index as of the pricing date may result in a higher maximum coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing level of the Index will be less than the threshold level on one or more observation days during the observation periods, such that you will receive a contingent coupon payment at a variable rate that is significantly less than the maximum coupon rate or no contingent coupon payment at all on one or more, or all, monthly contingent coupon payment dates during the term of the securities and that the closing level of the Index will be less than the threshold

PRS-11

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

level on the final observation day such that you will lose a substantial portion, and possibly up to 85%, of the original offering price per security at maturity. In general, the higher the variable maximum coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will receive a contingent coupon payment at a variable rate that is significantly less than the maximum coupon rate or no contingent coupon payment at all on one or more, or all, monthly contingent coupon payment dates during the term of the securities and that you will lose a substantial portion, and possibly up to 85%, of the original offering price per security at maturity.

Our Redemption Right May Limit Your Potential To Receive Contingent Coupon Payments.

We may, at our option, redeem the securities on any contingent coupon payment date beginning approximately one year after issuance. Although exercise of the redemption right will be within our sole discretion, we will be more likely to redeem the securities at a time when the Index is performing favorably from your perspective—in other words, at a time when, if the securities were to remain outstanding, it is more likely that you would have continued to receive contingent coupon payments at a favorable rate and been repaid the original offering price at maturity. Therefore, our redemption right is likely to limit your potential to receive contingent coupon payments if the Index is performing favorably from your perspective. On the other hand, we will be less likely to redeem the securities at a time when the Index is performing unfavorably from your perspective—in other words, you are more likely to continue to hold the securities at a time when it is less likely that you will continue to receive contingent coupon payments at a favorable rate and it is less likely that you will be repaid the original offering price at maturity.

If we exercise our redemption right, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event we redeem the securities prior to maturity.

The Securities Are Subject To Credit Risk.

The securities are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the securities are subject to creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the securities and, in the event we and the Guarantor were to default on the obligations under the securities and the guarantee, you may not receive any amounts owed to you under the terms of the securities.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the securities should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Securities Have Limited Rights Of Acceleration.

Payment of principal on the securities may be accelerated only in the case of payment defaults that continue for a period of 30 days, certain events of bankruptcy or insolvency relating to Wells Fargo Finance LLC only, whether voluntary or involuntary, certain situations under which the guarantee ceases to be in full force and effect or if the Guarantor denies or disaffirms its obligations under the guarantee. If you purchase the securities, you will have no right to accelerate the payment of principal on the securities if we fail in the performance of any of our obligations under the securities, other than the obligations to pay principal and interest on the securities. See “Description of Debt Securities of Wells Fargo Finance LLC—Events of Default and Covenant Breaches” in the accompanying prospectus.

Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Convey, Transfer Or Lease All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

Under the indenture, we may convey, transfer or lease all or substantially all of our assets to one or more of the Guarantor’s subsidiaries. Similarly, the Guarantor may convey, transfer or lease all or substantially all of its assets to one or more of its subsidiaries. In either case, third-party creditors of the Guarantor’s subsidiaries would have additional assets from which to recover on their claims while holders of the securities would be structurally subordinated to creditors of the Guarantor’s subsidiaries with respect to such assets. See “Description of Debt Securities of Wells Fargo Finance LLC—Consolidation, Merger or Sale” in the accompanying prospectus.

The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

The securities will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor. In addition, events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its

PRS-12

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the securities.

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described above under “Estimated Value of the Securities—Determining the estimated value.” If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Securities—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Estimated Value of the Securities—Valuation of the securities after issuance.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current level of the Index, the number of accrual days that have occurred, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

●	Index Performance. The value of the securities prior to maturity will depend substantially on the then-current level of the Index. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above the starting level or threshold level.
●	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.
●	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.
●	Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the stated maturity date.

PRS-13

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024
●	Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our and the Guarantor’s creditworthiness. The value of the securities will also be limited by our redemption right because if we redeem the securities, you will not receive the contingent coupon payments that would have accrued, if any, after the early redemption. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

The trading prices of the securities included in the Index will determine the level of the Index and, therefore, the amount payable to you at maturity and whether contingent coupon payments will be made. As a result, it is impossible to predict whether the closing level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Index do not provide an indication of the future performance of the Index.

Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the securities, the amount payable at maturity and whether contingent coupon payments will be made. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the closing level on any observation day, the ending level and the value of the securities. Our parent company, Wells Fargo & Company, is one of the companies currently included in the Index, but neither we nor the Guarantor are affiliated with any of the other companies included in the Index. These unaffiliated companies included in the Index will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained in this pricing supplement and the accompanying market measure supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interests as an owner of the securities in taking any actions that might affect the value of the securities.

A Contingent Coupon Payment Date, An Optional Redemption Date And The Stated Maturity Date May Be Postponed If An Observation Period End-Date Is Postponed.

An observation period end-date (including the final observation day) will be postponed if the applicable originally scheduled observation period end-date is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that observation period end-date. If such a postponement occurs with respect to an observation period end-date other than the final observation day, then the related contingent coupon payment date or optional redemption date, as applicable, will be

PRS-14

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

postponed. If such a postponement occurs with respect to the final observation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final observation day as postponed.

Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our and the Guarantor’s economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

●	We will exercise our rights under the securities without taking your interests into account. We may, at our option, redeem the securities on any contingent coupon payment date beginning approximately one year after issuance. Any redemption of the securities will be at our option and will not automatically occur based on the performance of the Index. As described under “Risk Factors—Our Redemption Right May Limit Your Potential To Receive Contingent Coupon Payments” above, we are more likely to redeem the securities at a time when it would otherwise be advantageous for you to continue to hold the securities, and we are less likely to redeem the securities at a time when it would otherwise be advantageous to you for us to exercise our redemption right.
●	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine the closing level of the Index on each observation day, the ending level of the Index and the amount, if any, of a contingent coupon payment on a contingent coupon payment date and may be required to make other determinations that affect the return you receive on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any observation day, which may result in postponement of that observation day; determining the closing level of the Index if an observation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if the Index is discontinued, selecting a successor equity index or, if no successor equity index is available, determining the closing level of the Index on subsequent observation days; and determining whether to adjust the closing level of the Index on any observation day in the event of certain changes in or modifications to the Index. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.
●	The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the securities set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the securities set forth on the cover page of this pricing supplement is not an independent third-party valuation.
●	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index. Our affiliates or any participating dealer in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the Index or the companies whose securities are included in the Index could adversely affect the level of the Index and, therefore, could adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Index or the companies whose securities are included in the Index published on or prior to the pricing date could result in an increase in the level of the Index on the pricing date, which would adversely affect investors in the securities by increasing the level at which the Index must close on each observation day (including the final observation day) in order for investors in the securities to receive a favorable return.
●	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the Index and, therefore, could adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.
●	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. We expect to hedge our obligations under the securities through one or more hedge counterparties,
PRS-15

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to the Index or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to the Index or such securities, they may liquidate a portion of such holdings at or about the time of any observation day or at or about the time of a change in the securities included in the Index. These hedging activities could potentially adversely affect the level of the Index and, therefore, could adversely affect the value of and your return on the securities.

●	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Index and other instruments relating to the Index or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the level of the Index and, therefore, could adversely affect the value of and your return on the securities.
●	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession for the sale of the securities to you, this projected hedging profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in this pricing supplement under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.

Non-U.S. holders should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. holder, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued prior to January 1, 2021 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m).

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

PRS-16

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Hypothetical Returns

If we redeem the securities prior to stated maturity:

If we redeem the securities prior to stated maturity, you will receive the original offering price of your securities plus a final contingent coupon payment, if any, on the applicable optional redemption date. In the event we redeem the securities prior to stated maturity, your total return on the securities will equal any contingent coupon payments received prior to the applicable optional redemption date and the contingent coupon payment received on such optional redemption date, if any.

If we do not redeem the securities prior to stated maturity:

If we do not redeem the securities prior to stated maturity, the following table illustrates, for a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level; and
•	the hypothetical maturity payment amount per security (excluding the final contingent coupon payment, if any).

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical maturity payment amount per security
175.00	75.00%	$1,000.00
160.00	60.00%	$1,000.00
150.00	50.00%	$1,000.00
140.00	40.00%	$1,000.00
130.00	30.00%	$1,000.00
120.00	20.00%	$1,000.00
110.00	10.00%	$1,000.00
100.00(1)	0.00%	$1,000.00
90.00	-10.00%	$1,000.00
85.00	-15.00%	$1,000.00
84.00	-16.00%	$990.00
70.00	-30.00%	$850.00
60.00	-40.00%	$750.00
50.00	-50.00%	$650.00
40.00	-60.00%	$550.00
25.00	-75.00%	$400.00

(1)	The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein.

The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If we do not redeem the securities prior to stated maturity, the actual amount you will receive at stated maturity will depend on the actual starting level, ending level and threshold level.

PRS-17

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Hypothetical Contingent Coupon Payments

The table below presents examples of hypothetical variable coupon rates and corresponding contingent coupon payments per security for different hypothetical numbers of accrual days in a particular observation period, assuming a maximum coupon rate of 5.40% per annum (the lowest possible maximum coupon rate that may be determined on the pricing date). For illustrative purposes only, the table assumes an observation period that contains 22 observation days. Your actual monthly contingent coupon payments will depend on the actual number of accrual days and observation days during the relevant observation period. The applicable variable coupon rate for each observation period will be determined on a per annum basis but will apply only to that observation period. The figures below have been rounded for ease of analysis.

Hypothetical Number of Accrual Days in Observation Period(1)	Hypothetical Variable Coupon Rate (per Annum)(2)	Hypothetical Contingent Coupon Payment per Security(3)
0	0.00%	$0.00
1	0.25%	$0.20
5	1.23%	$1.02
10	2.45%	$2.05
15	3.68%	$3.07
20	4.91%	$4.09
22	5.40%	$4.50
(1)	An accrual day is an observation day on which the closing level of the Index is greater than or equal to the threshold level.
(2)	Determined as follows: (i) maximum coupon rate of 5.40% multiplied by (ii) (a) hypothetical number of accrual days divided by (b) 22.
(3)	Determined as follows: (i) $1,000 multiplied by applicable hypothetical variable coupon rate per annum divided by (ii) 12.

As this table illustrates, if the number of accrual days in a given observation period is less than the number of observation days in that observation period, the applicable variable coupon rate for that observation period will be less than the maximum coupon rate of 5.40% per annum. If there are no accrual days in a given observation period, the applicable variable coupon rate will be 0%, and you will not receive any contingent coupon payment for that month. It is possible that the securities will pay little or no interest for extended periods of time or even throughout the entire term of the securities.

PRS-18

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Hypothetical Payment at Stated Maturity

Set forth below are three examples of calculations of the maturity payment amount payable at stated maturity, assuming that we have not redeemed the securities prior to stated maturity and assuming the hypothetical starting level, threshold level and ending levels indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. Ending level is greater than the starting level and the maturity payment amount is equal to the original offering price of your securities at maturity:

Hypothetical starting level: 100.00

Hypothetical ending level: 150.00

Hypothetical threshold level: 85.00, which is 85% of the hypothetical starting level

Since the hypothetical ending level is greater than the hypothetical threshold level, the maturity payment amount would equal the original offering price. Although the hypothetical ending level is significantly greater than the hypothetical starting level in this scenario, the maturity payment amount will not exceed the original offering price.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as any final contingent coupon payment.

Example 2. Ending level is less than the starting level but greater than the threshold level and the maturity payment amount is equal to the original offering price of your securities at maturity:

Hypothetical starting level: 100.00

Hypothetical ending level: 90.00

Hypothetical threshold level: 85.00, which is 85% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level, but not by more than 15%, you would be repaid the original offering price of your securities at maturity.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as any final contingent coupon payment.

Example 3. Ending level is less than the threshold level and the maturity payment amount is less than the original offering price of your securities at maturity:

Hypothetical starting level: 100.00

Hypothetical ending level: 50.00

Hypothetical threshold level: 85.00, which is 85% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level by more than 15%, you would lose a portion of the original offering price of your securities and receive the maturity payment amount equal to:

$ 1,000 –	$1,000	×	85.00 – 50.00	= $650.00
100.00

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $650.00 per security as well as any final contingent coupon payment.

These examples illustrate that you will not participate in any appreciation of the Index, but, if the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15%.

To the extent that the starting level, threshold level and ending level differ from the values assumed above, the results indicated above would be different.

PRS-19

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Additional Terms of the Securities

Wells Fargo Finance LLC will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series A,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the market measure supplement, prospectus supplement and prospectus to the extent that it is different from that information.

Certain Definitions

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for the Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Calculation Agent

Wells Fargo Securities, LLC, one of our affiliates and a wholly owned subsidiary of Wells Fargo & Company, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the amount of the payment you receive upon redemption or at stated maturity and the contingent coupon payments, if any. In addition, the calculation agent will, among other things:

●	determine whether a market disruption event has occurred;
●	determine the closing level of the Index under certain circumstances;
●	determine if adjustments are required to the closing level of the Index under various circumstances; and
●	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.
(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.
(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.
(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.
(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.
(F)	The relevant stock exchange for any security underlying the Index or successor equity index or any related futures or options exchange fails to open for trading during its regular trading session.

PRS-20

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

For purposes of determining whether a market disruption event has occurred:

(1)	the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of such index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;
(2)	the “close of trading” on any trading day for the Index or any successor equity index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying the Index or successor equity index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying the Index or successor equity index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to the Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;
(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and
(4)	an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant stock exchange for the securities underlying the Index or any successor equity index and each related futures or options exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

Postponement of Observation Days and Observation Period End-Dates

If a market disruption event occurs or is continuing on any observation day, such observation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing. If a market disruption event occurs on a single observation day or occurs and is continuing on more than one consecutive observation day, we refer to that single observation day or the first such observation day as the “original disrupted day,” and, in the case of a market disruption event occurring or continuing on more than one consecutive observation day, we refer to each succeeding observation day as a “succeeding disrupted day.”

●

If a market disruption event occurs or is continuing on fewer than eight consecutive observation days, then the first succeeding trading day on which a market disruption event has not occurred or is not continuing will be deemed to be the observation day for (i) the observation day scheduled to occur on such first succeeding trading day, (ii) the original disrupted day, and (iii) the succeeding disrupted day(s), if any. As a result, if a market disruption event occurs and is continuing on fewer than eight consecutive observation days, and, as a result, more than one observation day is deemed to occur on a single trading day, each such observation day as so postponed will be counted independently in determining the number of observation days in the applicable observation period for purposes of calculating the variable coupon rate.

●

If an originally scheduled observation day has been postponed eight trading days and a market disruption event occurs or is continuing on such eighth trading day, then such eighth trading day will be deemed to be the observation day only for the originally scheduled observation day that has been postponed to such eighth trading day. In such circumstances, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on that day of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange.

For the avoidance of doubt, if a market disruption event occurs on or is continuing or a non-trading day occurs on an observation day that is a scheduled observation period end-date, that observation period end-date and the corresponding contingent coupon payment date will be postponed as described herein; however, the subsequent observation period will commence on such originally scheduled observation period end-date (that is, the postponement of an observation period end-date at the end one observation period due to the occurrence or continuation of a market disruption event or non-trading day will not change the commencement date of the succeeding observation period). If any observation day subject to postponement as described in the preceding paragraph is also the final observation day, for purposes of calculating the maturity payment amount, the final observation day will be so postponed.

Adjustments to the Index

If at any time the method of calculating the Index or a successor equity index, or the closing level thereof, is changed in a material respect, or if the Index or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index or successor equity index as if those changes or modifications had not been made, and the calculation

PRS-21

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

agent will calculate the closing level of the Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating the Index or successor equity index is modified so that the level of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust the Index or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of the Index

If the sponsor or publisher of the Index (the “index sponsor”) discontinues publication of the Index, and the index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo Finance LLC, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity for purposes of calculating the closing level of the Index on any date of determination.  Upon any selection by the calculation agent of a successor equity index, Wells Fargo Finance LLC will cause notice to be given to holders of the securities.

In the event that the index sponsor discontinues publication of the Index prior to the final observation day, and the calculation agent determines that no successor equity index is available on any observation day, the calculation agent will calculate a substitute closing level for the Index for each such observation day in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on an observation day the Index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the maturity payment amount, calculated as provided herein, plus a portion of a final contingent coupon payment, if any. The maturity payment amount and any final contingent coupon payment will be calculated as though the date of acceleration were the final observation day and an observation period end-date.

PRS-22

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

The S&P 500® Index

The S&P 500 Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. Our parent company, Wells Fargo & Company is one of the companies currently included in the S&P 500 Index. See “Description of Equity Indices—The S&P Indices” in the accompanying market measure supplement for additional information about the S&P 500 Index.

In addition, information about the S&P 500 Index may be obtained from other sources including, but not limited to, the S&P 500 Index sponsor’s website (including information regarding the S&P 500 Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the S&P 500 Index is accurate or complete.

Historical Information

We obtained the closing levels in the graph below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2008 to April 1, 2019. The closing level on April 1, 2019 was 2867.19. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the securities.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed to Wells Fargo & Company (“WFC”), our parent company, for use by WFC and certain of its affiliated or subsidiary companies (including us). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.

PRS-23

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

●	PTCE 96-23, for specified transactions determined by in-house asset managers;
●	PTCE 95-60, for specified transactions involving insurance company general accounts;
●	PTCE 91-38, for specified transactions involving bank collective investment funds;
●	PTCE 90-1, for specified transactions involving insurance company separate accounts; and
●	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

●	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or
●	the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

PRS-24

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)

our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

PRS-25

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash at its stated principal amount and hold it as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

●	a financial institution;
●	a “regulated investment company”;
●	a “real estate investment trust”;
●	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;
●	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;
●	a person holding a security as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a security;
●	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or
●	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the securities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws, any alternative minimum tax consequences, the potential application of the Medicare tax on investment income or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser concerning the application of the U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a prepaid derivative contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation in the final pricing supplement.

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of the securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;
●	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of Coupon Payments. Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

PRS-26

Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the securities that are sold, exchanged or retired. For this purpose, the amount realized does not include any coupon paid at retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should be long-term capital gain or loss if you have held the securities for more than one year at the time of the sale, exchange or retirement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them. It is possible, for example, that the securities could be treated as debt instruments governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, (i) regardless of your regular method of tax accounting, in each year that you held the securities you generally would be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, and (ii) any gain on the sale, exchange or retirement of the securities would be treated as ordinary income. Even if the securities are treated for U.S. federal income tax purposes as prepaid derivative contracts rather than debt instruments, the IRS could treat the timing and character of income with respect to coupon payments in a manner different from that described above.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge; and appropriate transition rules and effective dates. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the possible alternative treatments of an investment in the securities and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

●	an individual who is classified as a nonresident alien;
●	a foreign corporation; or
●	a foreign trust or estate.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition of a security, (ii) a former citizen or resident of the United States or (iii) a person for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to you, generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. underlying equities, as determined based on tests set forth in the applicable Treasury regulations (a “specified security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be

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Market Linked Securities—Callable Range Accrual Securities with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due April 30, 2024

treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. underlying equity and, therefore, should not be specified securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. underlying equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not specified securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and the proceeds of a sale, exchange or other disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation applies to certain financial instruments that are treated as paying U.S.-source interest, dividends or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If required under FATCA, withholding applies to payments of FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as paying U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Because the treatment of the securities is unclear, it is also unclear whether and how the FATCA rules apply to the securities. However, it would be prudent to assume that withholding agents will treat coupon payments, and potentially other payments, with respect to the securities as subject to FATCA. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a non-U.S. holder, or a U.S. holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

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